Exhibit 99.1

UNITED CONTINENTAL HOLDINGS, INC. ANNOUNCES

THIRD-QUARTER 2011 PROFIT

UAL REPORTS $773 MILLION THIRD-QUARTER PROFIT EXCLUDING SPECIAL ITEMS;

$653 MILLION PROFIT ON GAAP BASIS

CHICAGO, Oct. 27, 2011 – United Continental Holdings, Inc. (NYSE: UAL) today reported third-quarter 2011 net income of $773 million or $2.00 per diluted share, excluding $120 million of net special items consisting primarily of integration-related costs. On a GAAP basis, UAL reported third-quarter 2011 net income of $653 million or $1.69 per diluted share.

•

UAL consolidated passenger revenue increased 9.2 percent in the third quarter of 2011 compared to the pro forma results for the same period in 2010. Third-quarter 2011 consolidated passenger revenue per available seat mile (PRASM) increased 10.1 percent compared to the pro forma results year-over-year.

•

Third-quarter 2011 consolidated fuel expense, excluding the impact of hedges, increased 41.3 percent, or $1.0 billion, year-over-year on a pro forma basis. During the quarter, WTI crude oil prices decreased while jet fuel prices remained high, which resulted in a $56 million charge related to fuel hedge ineffectiveness, which the company recorded in non-operating expense.

•	UAL ended the third quarter with $8.4 billion in unrestricted cash, cash equivalents and short-term investments.

“Our solid financial performance in the third quarter was due to the hard work and focus of my co-workers,” said Jeff Smisek, UAL’s president and chief executive officer. “Our merger integration is going well as we approach two significant milestones: our single operating certificate, which we expect to achieve by the end of this year, and our single passenger service system, which we expect to implement by the end of the first quarter of next year.”

UAL results for the third quarter include the financial results of its two operating subsidiaries, United Airlines and Continental Airlines. Prior to the merger on Oct. 1, 2010, UAL results included only the financial results of United. Pro forma results that consolidate the financial results for Continental for the third-quarter 2010 and nine months ended Sept. 30, 2010, are included for meaningful year-over-year comparisons.

UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 2

Third-Quarter Revenue and Capacity

For the third quarter of 2011, total revenue was $10.2 billion, an increase of 8.7 percent compared to the pro forma results for the same period in 2010. Consolidated passenger revenue for the third quarter rose 9.2 percent to $9.0 billion, compared to the pro forma results for the same period in 2010.

Consolidated revenue passenger miles (RPMs) for the third quarter of 2011 decreased 1.5 percent year-over-year on a pro forma basis, while capacity (available seat miles or ASMs) decreased 0.8 percent year-over-year on a pro forma basis, resulting in a third-quarter consolidated load factor of 85.3 percent.

Consolidated yield for the third quarter of 2011 increased 10.9 percent year-over-year on a pro forma basis. Third-quarter 2011 consolidated PRASM increased 10.1 percent compared to the pro forma results for the same period in 2010.

Mainline RPMs in the third quarter of 2011 decreased 1.6 percent on a mainline capacity decrease of 0.9 percent year-over-year on a pro forma basis, resulting in a third-quarter mainline load factor of 86.1 percent. Mainline yield for the third quarter of 2011 increased 10.8 percent over the pro forma results for the same period in 2010. Third-quarter 2011 mainline PRASM increased 10.1 percent year-over-year on a pro forma basis.

“I want to thank my co-workers for delivering good revenue results in a challenging economic environment,” said Jim Compton, UAL’s executive vice president and chief revenue officer. “As we continue to integrate the two networks, we will stay focused on investing in our product to drive customer satisfaction and revenue growth.”

Passenger revenue for the third quarter of 2011 and period-to-period comparisons of related pro forma statistics for UAL’s mainline and regional operations are as follows:

	3Q 2011 Passenger Revenue (millions)	Passenger Revenue vs. Pro Forma 3Q 2010	PRASM vs. Pro Forma 3Q 2010	Yield vs. Pro Forma 3Q 2010	ASMs vs. Pro Forma 3Q 2010
Domestic	$3,543	8.4%	10.9%	10.1%	(2.3%)

Atlantic	1,735	5.6%	7.3%	9.4%	(1.6%)
Pacific	1,312	8.2%	6.5%	9.9%	1.6%
Latin America	675	27.1%	21.0%	21.9%	5.1%

International	$3,722	9.9%	9.2%	11.6%	0.6%

Mainline	$7,265	9.1%	10.1%	10.8%	(0.9%)
Regional	1,779	9.5%	9.6%	10.5%	(0.1%)

Consolidated	$9,044	9.2%	10.1%	10.9%	(0.8%)

Cargo and other revenue in the third quarter of 2011 increased 4.9 percent, or $53 million, year-over-year on a pro forma basis.

Third-Quarter Costs

Total operating expenses, including special items, increased $962 million, or 11.6 percent, in the third quarter compared to the pro forma results for the same period of 2010. Third-quarter fuel costs, excluding the impact of fuel hedges, increased $1.0 billion year-over-year. Third-quarter 2011 operating expenses, excluding fuel, profit sharing and special items, increased $58 million, or 1.0 percent, year-over-year on a pro forma basis.

UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 3

Consolidated costs per available seat mile (CASM), excluding special items, increased 11.7 percent and mainline CASM, excluding special items, increased 11.3 percent in the third quarter of 2011 compared to the pro forma results for the same period last year. Third-quarter consolidated and mainline CASM, including special items, increased 12.5 and 12.4 percent year-over-year on a pro forma basis, respectively.

The company has hedged approximately 56 percent of its expected remaining fuel needs for 2011.

In the third quarter, consolidated and mainline CASM, excluding special items and holding fuel rate and profit sharing constant, increased 0.7 percent and 1.0 percent, respectively, compared to the pro forma results for the same period of 2010.

“Despite the difficult fuel price environment, the team did a good job managing costs in the third quarter,” said Zane Rowe, UAL’s executive vice president and chief financial officer. “We have more work to do to achieve our integration goals, but this quarter’s results highlight our continued progress.”

Third-Quarter Liquidity and Cash Flow

UAL ended the third quarter of 2011 with $8.4 billion in unrestricted cash, cash equivalents and short-term investments. During the third quarter, the company generated $385 million of operating cash flow and had gross capital expenditures of $196 million. The company made scheduled debt and net capital lease payments of $299 million and prepaid $170 million of debt and capital leases in the third quarter. During the first nine months of the year, the company made $2.1 billion of debt and capital lease payments, including prepayments.

Integration Progress

During the quarter, United and Continental made steady progress integrating the two airlines and remain on track to achieve a single operating certificate by year end. The company announced a $550 million investment in its onboard product, including installing flat-bed seats on additional long-haul aircraft, expanding Economy Plus seating and Channel 9 air traffic control audio to Continental aircraft, nearly doubling overhead storage space on the Airbus fleet, adding Wi-Fi to its mainline fleet and completely retrofitting the p.s. fleet. United also introduced its 2012 MileagePlus loyalty program, which provides new benefits and services for United’s and Continental’s most-frequent flyers and more options for members to redeem miles.

The carriers have co-located check-in, ticket counter and gate facilities at 53 airports since closing the merger and now have a single area for check-in at 283 airports systemwide. More than half of the total fleet, or 692 aircraft, is now repainted in the new United livery.

Notable Third-Quarter 2011 Accomplishments

•

United and Continental recorded U.S. Department of Transportation domestic on-time arrival rates of 77.1 percent and 76.5 percent, respectively, and system completion factors of 98.2 percent and 98.5 percent, respectively, for the third quarter. For international flights, United and Continental recorded on-time arrival rates of 75.5 percent and 75.6 percent, respectively. The on-time arrival rates are based on flights arriving within 14 minutes of scheduled arrival time.

UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 4

•	The company accrued $152 million for profit-sharing programs during the third quarter, for a total of $242 million for the first nine months of 2011.

•	Employees of the combined company earned cash incentive payments for operational performance totaling $5 million during the third quarter of 2011 and $27 million year-to-date.

•	United and its partner Chase introduced the new United MileagePlus Explorer Card, offering a wide range of benefits for cardmembers.

About United Continental Holdings, Inc.

United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate an average of 5,717 flights a day to 376 airports on six continents from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers more than 21,200 daily flights to 1,185 airports in 185 countries. United and Continental’s more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to UnitedContinentalHoldings.com. For more information about the airlines, see united.com and continental.com or follow United on Twitter and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 5

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND

PRO FORMA RESULTS FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2010

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2011	2010 Pro Forma (A)	% Increase / (Decrease)	2011	2010 Pro Forma (A)	% Increase / (Decrease)
Operating Revenue:
Passenger:
Mainline	$7,265	$6,657	9.1	$19,892	$18,032	10.3
Regional	1,779	1,624	9.5	4,945	4,510	9.6

Total Passenger Revenue	9,044	8,281	9.2	24,837	22,542	10.2
Cargo	283	290	(2.4)	882	850	3.8
Special revenue item (D)	—	—	NM	107	—	NM
Other	844	784	7.7	2,356	2,253	4.6

Total Operating Revenue	10,171	9,355	8.7	28,182	25,645	9.9

Operating Expenses:
Aircraft fuel (B)	3,371	2,540	32.7	9,270	7,099	30.6
Salaries and related costs	2,020	2,028	(0.4)	5,742	5,667	1.3
Regional capacity purchase (C)	619	624	(0.8)	1,807	1,818	(0.6)
Landing fees and other rent	476	501	(5.0)	1,451	1,467	(1.1)
Aircraft maintenance materials and outside repairs	447	382	17.0	1,330	1,110	19.8
Depreciation and amortization	384	383	0.3	1,157	1,141	1.4
Distribution expenses	377	373	1.1	1,102	1,049	5.1
Aircraft rent	255	256	(0.4)	760	765	(0.7)
Special charges (D)	120	21	NM	343	133	NM
Other operating expense	1,167	1,166	0.1	3,443	3,395	1.4

Total Operating Expenses	9,236	8,274	11.6	26,405	23,644	11.7

Operating Income	935	1,081	(13.5)	1,777	2,001	(11.2)

Nonoperating Income (Expense):
Interest expense	(227)	(266)	(14.7)	(731)	(789)	(7.4)
Interest capitalized	10	7	42.9	24	25	(4.0)
Interest income	6	7	(14.3)	15	14	7.1
Miscellaneous, net	(64)	23	NM	(94)	28	NM

Total Nonoperating Expense	(275)	(229)	20.1	(786)	(722)	8.9

Income before income taxes	660	852	(22.5)	991	1,279	(22.5)
Income tax expense (benefit) (E)	7	—	NM	13	(1)	NM

Net Income	$653	$852	(23.4)	$978	1,280	(23.6)

Earnings per share, basic	$1.97	$2.70	(27.0)	$2.96	$4.06	(27.1)

Earnings per share, diluted	$1.69	$2.16	(21.8)	$2.59	$3.38	(23.4)

Weighted average shares, basic	330	316	4.4	329	315	4.4
Weighted average shares, diluted	392	411	(4.6)	396	410	(3.4)

NM Not meaningful

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 6

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2011	2010	2011	2010
Operating Revenue:
Passenger:
Mainline	$7,265	$3,744	$19,892	$10,173
Regional	1,779	1,011	4,945	2,766

Total Passenger Revenue	9,044	4,755	24,837	12,939
Cargo	283	175	882	522
Special revenue item (D)	—	—	107	—
Other	844	487	2,356	1,400

Total Operating Revenue	10,171	5,417	28,182	14,861

Operating Expenses:
Aircraft fuel (B)	3,371	1,534	9,270	4,227
Salaries and related costs	2,020	1,129	5,742	3,180
Regional capacity purchase (C)	619	417	1,807	1,210
Landing fees and other rent	476	268	1,451	796
Aircraft maintenance materials and outside repairs	447	262	1,330	729
Depreciation and amortization	384	232	1,157	676
Distribution expenses	377	204	1,102	574
Aircraft rent	255	82	760	244
Special charges (D)	120	63	343	187
Other operating expense	1,167	685	3,443	1,980

Total Operating Expenses	9,236	4,876	26,405	13,803

Operating Income	935	541	1,777	1,058

Nonoperating Income (Expense):
Interest expense	(227)	(177)	(731)	(540)
Interest capitalized	10	2	24	7
Interest income	6	5	15	8
Miscellaneous, net	(64)	16	(94)	44

Total Nonoperating Expense	(275)	(154)	(786)	(481)

Income before income taxes	660	387	991	577

Income tax expense (benefit) (E)	7	—	13	(1)

Net Income	$653	$387	$978	$578

Earnings per share, basic	$1.97	$2.30	$2.96	$3.44

Earnings per share, diluted	$1.69	$1.75	$2.59	$2.78

Weighted average shares, basic	330	168	329	168
Weighted average shares, diluted	392	235	396	231

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 7

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(A)	United Continental Holdings, Inc. (“UAL”) is a holding company and its principal, wholly owned subsidiaries are United Air Lines, Inc. (“United”) and, effective October 1, 2010, Continental Airlines, Inc. (“Continental”). Continental became a subsidiary of UAL as a result of a merger. Included in this investor release are pro forma financial information for the combined company for the third quarter of 2010 and third quarter year-to-date 2010. All pro forma combined company information is based on financial information previously published in our Investor Update and Earnings Release issued Apr. 21, 2011, which can be found on our website at http://ir.unitedcontinentalholdings.com.
(B)	UAL’s results of operations include fuel expense for both mainline and regional operations.

(In millions, except per gallon)	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010 Pro Forma (A)	% Increase / (Decrease)	2011	2010 Pro Forma (A)	% Increase / (Decrease)
Total mainline fuel expense	$2,720	$2,079	30.8	$7,424	$5,773	28.6
Exclude impact of non-cash net mark-to-market (“MTM”) impact	—	(12)	(100.0)	—	(18)	(100.0)

Mainline fuel expense excluding MTM impact	2,720	2,067	31.6	7,424	5,755	29.0
Add: Regional fuel expense	651	461	41.2	1,846	1,326	39.2

Consolidated fuel expense excluding MTM impact	3,371	2,528	33.3	9,270	7,081	30.9
Exclude impact of fuel hedge settlements	94	(76)	NM	526	(114)	NM

Consolidated fuel expense excluding hedge impacts (a)	$3,465	$2,452	41.3	$9,796	$6,967	40.6

Mainline fuel consumption (gallons)	876	891	(1.7)	2,514	2,516	(0.1)
Mainline average jet fuel price per gallon (cents)	310.5	233.3	33.1	295.3	229.5	28.7
Mainline average jet fuel price per gallon excluding non-cash net MTM impact (cents)	310.5	232.0	33.8	295.3	228.7	29.1
Mainline average jet fuel price per gallon excluding fuel hedge impacts (cents)	321.2	223.5	43.7	316.2	224.2	41.0
Regional fuel consumption (gallons)	190	195	(2.6)	555	555	0.0
Regional average jet fuel price per gallon (cents)	342.6	236.4	44.9	332.6	238.9	39.2
Consolidated consumption (gallons)	1,066	1,086	(1.8)	3,069	3,071	(0.1)
Consolidated average jet fuel price per gallon (cents)	316.2	233.9	35.2	302.1	231.2	30.7
Consolidated average jet fuel price per gallon excluding non-cash net MTM impact (cents)	316.2	232.8	35.8	302.1	230.6	31.0
Consolidated average jet fuel price per gallon excluding fuel hedge impacts (cents)	325.0	225.8	43.9	319.2	226.9	40.7

(a)	Beginning April 1, 2010, UAL designated substantially all of its outstanding fuel derivative contracts as cash flow hedges under GAAP. As of September 30, 2011, UAL has $175 million of accumulated other comprehensive losses on its balance sheet for its designated cash flow hedges.
(C)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express, Continental Express and Continental Connection. Under these agreements, UAL pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $179 million and $527 million for the three months and nine months ended September 30, 2011, respectively, of which $127 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended September 30, 2011 and $372 million and $155 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the nine months ended September 30, 2011 in our Statements of Consolidated Operations.

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 8

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(D)	Special items include the following:

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2011	2010 Pro Forma (A)	2010	2011	2010 Pro Forma (A)	2010
Revenue - Chase co-branded marketing agreement modification	$—	$—	$—	$107	$—	$—

Integration-related costs	123	—	44	347	—	72
Aircraft charges (gains), net	(3)	22	22	(4)	118	112
Lease termination and other special charges	—	(1)	(3)	—	15	3

Total special charges	120	21	63	343	133	187

Operating non-cash MTM losses on undesignated fuel hedges	—	12	12	—	18	18

Loss on asset sales	—	5	5	—	15	15
Accelerated depreciation related to early asset retirement	—	4	4	—	13	13

Severance	—	2	2	—	1	1

Total special items operating expense impact	120	44	86	343	180	234

Total special items	120	44	86	236	180	234

Income tax benefit	—	—	—	—	(1)	(1)

Special items, net of tax	$120	$44	$86	$236	$179	$233

2011 - Special Items

UAL, United, Continental and Mileage Plus Holdings, LLC, a wholly owned subsidiary of United, executed an Amended and Restated Co-Branded Card Marketing Services Agreement (the Co-Brand Agreement) with Chase Bank USA, N.A. (Chase) in June 2011, through which the company sells mileage credits to Chase and the company’s loyalty program members accrue frequent flyer miles for making purchases using credit cards issued by Chase. The Co-Brand Agreement modifies and combines the previously existing co-branded agreements between Chase and each of United and Continental, respectively. As a result of the execution of the Co-Brand Agreement, revenues received as part of this agreement are subject to Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13), adopted by the company on Jan. 1, 2011, which is applied to all contracts entered into or materially modified after the adoption date of the accounting standard. The application of the new accounting standard to the Co-Brand Agreement, which was determined to be a material modification of the previously existing co-branded agreements, decreases the value of the air transportation deliverables related to the agreement that the company records as deferred revenue (and ultimately Passenger Revenue when redeemed awards are flown) and increases the value of the marketing-related deliverables recorded in Other Revenue at the time these marketing-related deliverables are provided. The provisions of ASU 2009-13 require that existing deferred revenue be adjusted retroactively to reflect the value of the undelivered air transportation deliverables at the date of the contract modification. As a result, the company recorded a retroactive, one-time non-cash income adjustment to revenue of $107 million in the second quarter of 2011.

Integration-related costs consist of expenses related to the merger and integration of United and Continental. Integration-related costs for the three and nine months ended September 30, 2011, include costs to terminate certain service contracts that will not be used by the company, cost of PBGC Notes previously disclosed in the company’s Form 10-Q for the period ended June 30, 2011, costs to write-off system assets that are no longer used or planned to be used by the company, payments to third-party consultants to assist with integration planning and organization design, severance related costs primarily associated with administrative headcount reductions, relocation and training, and compensation costs related to the systems integration. Other special charges include gains and losses on the disposal of aircraft and related spare parts.

2010 - Special Items

Third quarter aircraft and related asset impairments consist of a United $22 million impairment charge to reduce the carrying value of five nonoperating Boeing 747 aircraft and 30 nonoperating Boeing 737 aircraft to fair value. Year-to-date aircraft and related asset impairments include the third quarter item, a second quarter United charge of $73 million to reduce the 747 and 737 aircraft mentioned above to fair value, a first quarter United $17 million charge to decrease the value of aircraft related assets and a Continental $6 million charge related to grounded Boeing 737-300 aircraft, which is net of gains on the sale of two Boeing 737-500 aircraft.

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 9

The integration-related costs in the 2010 periods consist of third-party costs for legal, finance, advisory and other services associated with the company’s merger with Continental. These costs were incurred as part of the initial assessment of the merger and ongoing activities to complete the merger.

Non-cash MTM gains on undesignated fuel hedges relates to United’s MTM gains on fuel hedge contracts that were not designated as cash flow hedges. Under applicable accounting standards, MTM gains/losses on undesignated contracts are immediately recorded to fuel expense each period unlike MTM gains/losses on designated cash flow hedges which are initially deferred through other comprehensive income.

(E)	Income tax expense (benefit) is primarily related to state income taxes. No federal income tax expense was recognized related to our pretax income for the three and nine months ended September 30, 2011 due to the utilization of book net operating loss carryforwards for which no benefit has previously been recognized. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized.

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 10

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010 Pro Forma (A)	% Increase / (Decrease)		2011	2010 Pro Forma (A)	% Increase / (Decrease)
Mainline:
Passengers (thousands)	25,873	26,493	(2.3)		73,400	75,129	(2.3)
Revenue passenger miles (millions)	49,882	50,671	(1.6)		138,633	139,830	(0.9)
Available seat miles (millions)	57,942	58,461	(0.9)		166,801	165,955	0.5
Cargo ton miles (millions)	616	729	(15.5)		1,985	2,247	(11.7)

Passenger load factor:
Mainline	86.1%	86.7%	(0.6	) pts.	83.1%	84.3%	(1.2	) pts.
Domestic	87.8%	87.1%	0.7	pts.	85.4%	85.2%	0.2	pts.
International	84.3%	86.2%	(1.9	) pts.	80.8%	83.2%	(2.4	) pts.

Passenger revenue per available seat mile (cents)	12.54	11.39	10.1		11.93	10.87	9.8
Average yield per revenue passenger mile (cents)	14.56	13.14	10.8		14.35	12.90	11.2
Average fare per passenger	$280.79	$251.27	11.7		$271.01	$240.01	12.9

Cost per available seat mile (CASM) (cents):
CASM (a)	13.05	11.61	12.4		12.92	11.65	10.9
CASM, excluding special items (b)	12.84	11.54	11.3		12.71	11.54	10.1
CASM, excluding special items and fuel (b)	8.15	8.00	1.9		8.26	8.07	2.4
CASM, holding fuel rate and profit sharing constant, excluding special items (b)	11.66	11.54	1.0		11.70	11.54	1.4

Average price per gallon of jet fuel (cents) (c)	310.5	233.3	33.1		295.3	229.5	28.7
Average price per gallon of jet fuel excluding non-cash net MTM impact (cents) (c)	310.5	232.0	33.8		295.3	228.7	29.1
Average price per gallon of jet fuel excluding fuel hedge impact (cents) (c)	321.2	223.5	43.7		316.2	224.2	41.0
Fuel gallons consumed (millions)	876	891	(1.7)		2,514	2,516	(0.1)

Aircraft in fleet at end of period	704	708	(0.6)		704	708	(0.6)
Average stage length (miles) (d)	1,879	1,848	1.7		1,842	1,807	1.9
Average daily utilization of each aircraft (hours)	11:03	11:16	(1.9)		10:52	10:58	(0.9)

Regional:
Passengers (thousands)	12,146	12,386	(1.9)		34,208	34,783	(1.7)
Revenue passenger miles (millions)	6,971	7,034	(0.9)		19,429	19,624	(1.0)
Available seat miles (millions)	8,693	8,703	(0.1)		25,013	24,885	0.5

Passenger load factor	80.2%	80.8%	(0.6	) pts.	77.7%	78.9%	(1.2	) pts.
Passenger revenue per available seat mile (cents)	20.46	18.66	9.6		19.77	18.12	9.1
Average yield per revenue passenger mile (cents)	25.52	23.09	10.5		25.45	22.98	10.7
Aircraft in fleet at end of period	558	547	2.0		558	547	2.0
Average stage length (miles) (d)	557	555	0.4		556	555	0.2

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010 Pro Forma (A)	% Increase / (Decrease)		2011	2010 Pro Forma (A)	% Increase / (Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	38,019	38,879	(2.2)		107,608	109,912	(2.1)
Revenue passenger miles (millions)	56,853	57,705	(1.5)		158,062	159,454	(0.9)
Available seat miles (millions)	66,635	67,164	(0.8)		191,814	190,840	0.5

Passenger load factor	85.3%	85.9%	(0.6	) pts.	82.4%	83.6%	(1.2	) pts.
Passenger revenue per available seat mile (cents)	13.57	12.33	10.1		12.95	11.81	9.7
Total revenue per available seat miles (cents)	15.26	13.93	9.5		14.69	13.44	9.3
Average yield per revenue passenger mile (cents)	15.91	14.35	10.9		15.71	14.14	11.1

CASM (a)	13.86	12.32	12.5		13.77	12.39	11.1
CASM, excluding special items (b)	13.68	12.25	11.7		13.59	12.30	10.5
CASM, excluding special items and fuel (b)	8.62	8.49	1.5		8.75	8.58	2.0
CASM, holding fuel rate and profit sharing constant, excluding special items (b)	12.33	12.25	0.7		12.44	12.30	1.1

Average price per gallon of jet fuel (cents) (c)	316.2	233.9	35.2		302.1	231.2	30.7
Average price per gallon of jet fuel excluding non-cash net MTM impact (cents) (c)	316.2	232.8	35.8		302.1	230.6	31.0
Average price per gallon of jet fuel excluding fuel hedge impacts (cents) (c)	325.0	225.8	43.9		319.2	226.9	40.7
Fuel gallons consumed (millions)	1,066	1,086	(1.8)		3,069	3,071	(0.1)
Average full-time equivalent employees (thousands)	80.5	81.5	(1.2)		81.2	81.6	(0.5)

(a)	Includes impact of special items (See Note D).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 12

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various GAAP and non-GAAP financial measures including, net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special items, and other items unusual or infrequent in nature, is useful to investors because they are non-recurring items not indicative of UAL’s on-going performance. UAL began to apply cash flow hedge accounting effective April 1, 2010. Prior to the designation of fuel hedge instruments as cash flow hedges, MTM gains and losses were immediately recognized in fuel expense. UAL believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply cash flow hedge accounting.

(In millions)	Three Months Ended September 30,					Nine Months Ended September 30,
	2011		2010 Pro Forma (A)	$ Increase / (Decrease)	% Increase / (Decrease)	2011		2010 Pro Forma (A)	$ Increase / (Decrease)	% Increase / (Decrease)
Consolidated Operating Revenue		$10,171	$9,355	$816	8.7		$28,182	$25,645	$2,537	9.9
Less: Special revenue item (D)		—	—	—	NM		107	—	107	NM

Consolidated Operating Revenue, excluding special revenue item		$10,171	$9,355	$816	8.7		$28,075	$25,645	$2,430	9.5

Consolidated Operating Expenses		$9,236	$8,274	$962	11.6		$26,405	$23,644	$2,761	11.7
Less: Special items (D)		120	44	76	NM		343	180	163	NM

Consolidated Operating Expenses, excluding special items		9,116	8,230	886	10.8		26,062	23,464	2,598	11.1
Less: Consolidated fuel expense (excluding non-cash net MTM impact)		3,371	2,528	843	33.3		9,270	7,081	2,189	30.9
Less: Profit sharing programs, including taxes		152	167	(15)	(9.0)		242	277	(35)	(12.6)

Consolidated Operating Expenses, excluding fuel, profit sharing and special items		$5,593	$5,535	$58	1.0		$16,550	$16,106	$444	2.8

Net Income		$653	$852	$(199)	(23.4)		$978	$1,280	$(302)	(23.6)
Less: Special items, net (D)		120	44	76	NM		236	179	57	NM

Net Income, excluding special items		$773	$896	$(123)	(13.7)		$1,214	$1,459	$(245)	(16.8)

	Three Months Ended September 30, 2011					Nine Months Ended September 30, 2011
Diluted earnings per share	$		1.69			$		2.59
Addback: Special items, net			0.31					0.59

Diluted earnings per share, excluding special items	$		2.00			$		3.18

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UAL ANNOUNCES THIRD QUARTER 2011 PROFIT/PAGE 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010 Pro Forma (A)	% Increase / (Decrease)	2011	2010 Pro Forma (A)	% Increase / (Decrease)
CASM Mainline Operations (cents):
Cost per available seat mile (CASM)	13.05	11.61	12.4	12.92	11.65	10.9
Less: Special items (D)	0.21	0.07	NM	0.21	0.11	NM

CASM, excluding special items	12.84	11.54	11.3	12.71	11.54	10.1
Less: Fuel cost per available seat mile	4.69	3.54	32.5	4.45	3.47	28.2

CASM, excluding special items and fuel	8.15	8.00	1.9	8.26	8.07	2.4
Less: Profit sharing cost per available seat mile	0.26	0.28	(7.1)	0.15	0.17	(11.8)

CASM, excluding special items, fuel and profit sharing	7.89	7.72	2.2	8.11	7.90	2.7
Add: Profit sharing held constant at prior year expense per available seat mile	0.26	0.28	NM	0.14	0.17	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	3.51	—	NM	3.45	—	NM
Add: Prior year fuel cost per available seat mile	—	3.54	NM	—	3.47	NM

CASM, holding fuel and profit sharing constant and excluding special items	11.66	11.54	1.0	11.70	11.54	1.4

CASM Consolidated Operations (cents):
Cost per available seat mile (CASM)	13.86	12.32	12.5	13.77	12.39	11.1
Less: Special items (D)	0.18	0.07	NM	0.18	0.09	NM

CASM, excluding special items	13.68	12.25	11.7	13.59	12.30	10.5
Less: Fuel cost per available seat mile	5.06	3.76	34.6	4.84	3.72	30.1

CASM, excluding special items and fuel	8.62	8.49	1.5	8.75	8.58	2.0
Less: Profit sharing cost per available seat mile	0.23	0.25	(8.0)	0.12	0.14	(14.3)

CASM, excluding special items, fuel and profit sharing	8.39	8.24	1.8	8.63	8.44	2.3
Add: Profit sharing held constant at prior year expense per available seat mile	0.22	0.25	NM	0.12	0.14	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	3.72	—	NM	3.69	—	NM
Add: Prior year fuel cost per available seat mile	—	3.76	NM	—	3.72	NM

CASM, holding fuel and profit sharing constant and excluding special items	12.33	12.25	0.7	12.44	12.30	1.1

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